MIDDLESEX WATER COMPANY REPORTS
THIRD QUARTER FINANCIAL RESULTS

ISELIN, N.J., (November 1, 2019) -- Middlesex Water Company (the “Company” or “Middlesex”), (Nasdaq: MSEX), a provider of water and wastewater services, today reported financial results for the quarter ended September 30, 2019.

Third Quarter Operating Results

Consolidated net income for the quarter was $11.1 million, a decrease of $1.2 million from $12.3 million for the same period in 2018. Diluted earnings per share for the quarter were $0.66, down from $0.74 for the same period in 2018.

Operating revenues decreased $0.9 million to $37.8 million as compared to $38.7 million for the same period in 2018 with unfavorable weather patterns in the mid-Atlantic region reducing customer demand for water. We continued to add customers in our Delaware system, Tidewater Utilities, Inc. (“Tidewater”), which offset a portion of the decline in water consumption. Non-regulated revenues decreased $1.3 million. As previously described in other communications, we changed the structure of the wastewater component relative to our new 10-year contract (effective January 1, 2019) to operate the City of Perth Amboy, New Jersey’s (Perth Amboy) water and wastewater systems. This change also resulted in a related decrease in operating expenses for the quarter. On an annual basis, this amounts to $5.6 million in lower revenue.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “While unfavorable weather impacted consumption in the third quarter, we remained focused on strategic growth and increasing reliability and resiliency throughout our various systems. We announced the acquisition of approximately 1,000 new customer connections in Delaware. We raised $60 million through the New Jersey Economic Development Authority by issuing tax-exempt first mortgage bonds to help fund the recently commenced $70 million upgrade to our largest treatment plant in New Jersey. In addition, we were pleased to announce a 6.7 % increase in the common dividend in late October, demonstrating our ongoing commitment to returning value to shareholders. This increase represents our 47th year of consecutive dividend increases in our company’s history,” added Doll.

Operation and maintenance expenses were $17.7 million, down $0.4 million from the same period in 2018. The lower expenses attributable to the Perth Amboy contract change partially mitigated increased labor related costs. We have added personnel in selected areas to meet increasing regulatory requirements as well as to meet the demands related to customer growth in a competitive job market.

Nine Month Operating Results

Consolidated net income for the nine months ended September 30, 2019 increased $0.4 million to $25.8 million. Diluted earnings per share were $1.55 compared to $1.54 for the same period in 2018.

Consolidated operating revenues for the nine months ended September 30, 2019 were $101.9 million, a decrease of $3.0 million from the same period in 2018. Unfavorable weather reduced customer demand for water and non-regulated revenues decreased due to changes in our Perth Amboy contract. Partially offsetting these decreases was an April 1, 2018 base rate increase in our Middlesex System in New Jersey and Tidewater customer growth.

Operation and maintenance expenses for the nine months ended September 30, 2019 decreased by $2.2 million as compared to the same period in 2018, due to reduced expenses associated with our new Perth Amboy operating contract offset by higher labor costs.

Income Tax expense for the nine months ended September 30, 2019 decreased $2.6 million as compared with the same period in 2018, primarily due to the regulatory accounting treatment of tangible property regulations related expense deductions, lower-pre-tax income and a lower Tidewater effective income tax rate resulting from a March 2019 tariff rate reduction.

Board of Directors Declares Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.25625 per share, payable December 2, 2019 to common shareholders as of November 15, 2019. Middlesex has paid cash dividends continually since 1912.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water and wastewater utility, serving customers primarily in central and southern New Jersey and Delaware.  Information about Middlesex’s Direct Share Purchase and Sale and Dividend Reinvestment Plan can be found on our website.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the United States Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com

MIDDLESEX WATER COMPANY

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

 (Unaudited)

 (In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Operating Revenues	$37,769	$38,713	$101,859	$104,809

Operating Expenses:
Operations and Maintenance	17,669	18,114	50,569	52,773
Depreciation	4,246	3,792	12,415	11,137
Other Taxes	3,871	3,889	10,913	10,910

Total Operating Expenses	25,786	25,795	73,897	74,820

Operating Income	11,983	12,918	27,962	29,989

Other Income (Expense):
Allowance for Funds Used During Construction	871	424	2,030	805
Other Income (Expense), net	(4)	409	(142)	1,277

Total Other Income, net	867	833	1,888	2,082

Interest Charges	1,996	1,723	4,984	4,929

Income before Income Taxes	10,854	12,028	24,866	27,142

Income Taxes	(265)	(262)	(952)	1,683

Net Income	11,119	12,290	25,818	25,459

Preferred Stock Dividend Requirements	30	36	102	108

Earnings Applicable to Common Stock	$11,089	$12,254	$25,716	$25,351

Earnings per share of Common Stock:
Basic	$0.67	$0.75	$1.56	$1.55
Diluted	$0.66	$0.74	$1.55	$1.54

Average Number of
Common Shares Outstanding :
Basic	16,610	16,394	16,520	16,379
Diluted	16,757	16,550	16,673	16,535

Cash Dividends Paid per Common Share	$0.2400	$0.2238	$0.7200	$0.6713